Exhibit 99

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pa. 15272 USA
www.ppg.com

News	Contact:
Jeff Worden
412-434-3046

Investors:
Douglas B. Atkinson
412-434-2120

PPG reports fourth-quarter EPS,

sales records on stronger volumes

PITTSBURGH, Jan. 20, 2005 – PPG Industries reported today fourth-quarter net income of $183 million, or $1.06 a share.

This includes aftertax charges of $3 million, or 1 cent a share, to reflect the previously announced decision to begin expensing stock options in 2004; $6 million, or 3 cents a share, to reflect the net increase in the current value of the company’s obligation under its asbestos settlement agreement reported in May 2002; and income of $6 million, or 4 cents a share, to reflect the benefit of Medicare prescription drug legislation. Sales were $2.41 billion.

Earnings per share and sales were PPG fourth-quarter records.

In the fourth quarter 2003, PPG reported net income of $122 million, or 71 cents a share. This included an aftertax charge of $8 million, or 5 cents a share, to reflect the net increase in the value of the company’s obligation under the asbestos settlement agreement. Sales were $2.18 billion.

For all of 2004, PPG recorded net income of $683 million, or $3.95 per share.

This includes aftertax charges of $13 million, or 7 cents a share, to reflect the expensing of stock options in 2004; $19 million, or 11 cents a share, to reflect the net increase in the current value of the company’s obligation under the asbestos settlement agreement; and income of $19 million, or 11 cents a share, to reflect the benefit of Medicare legislation. Sales were $9.51 billion.

For all of 2003, PPG recorded net income of $494 million, or $2.89 per share. This included aftertax charges of $6 million, or 3 cents a share, for the cumulative effect of a required change in the accounting for asset retirement obligations; $23 million, or 14 cents a share, to reflect the net increase in the value of the company’s obligation under the asbestos settlement agreement; and $2 million, or 1 cent a share, for restructuring. Sales for 2003 were $8.76 billion.

“We delivered a record fourth-quarter performance primarily because of higher volumes in all our businesses, higher selling prices for our commodity chemicals and strong manufacturing efficiencies, producing higher operating margins despite significantly higher raw material and energy costs,” said Raymond W. LeBoeuf, chairman and chief executive officer. “As a result of our strong cash flow in 2004, we contributed to our pension plans, paid down debt, completed our previously announced $100 million share repurchase and raised shareholder payments for the 33rd consecutive year. And with all that, we still were able to end the year with more than $700 million of cash on hand.

“The rapid growth in the global economy early in 2004 cooled at midyear to what is probably a more sustainable level. The fundamentals in the U.S. economy remain solid: job growth continues, the consumer is healthy and capital spending is strong. Meanwhile, we expect worldwide growth to continue at varying degrees. Regardless of changing economic conditions, PPG continues its commitment to creating growth, driving down costs, generating cash and rewarding our shareholders.”

The effective tax rate for the full year 2004 is approximately 30.5 percent compared with an estimated rate of 31.5 percent in the third quarter. The year-to-date impact of the change has been reflected in the fourth quarter results of operations.

Coatings sales for the quarter increased $88 million, or 7 percent, as stronger volumes across all businesses and strengthening of foreign currencies were offset slightly by lower prices in the automotive business. Operating earnings were down $16 million due to the impact of inflation, primarily raw materials, up about $40 million; higher overhead costs; and lower selling prices. These declines exceeded the benefits from improved volumes, the favorable effect of currency translation and lower pension and postretirement medical costs.

Glass sales for the quarter increased $13 million, or 3 percent, as higher volumes in the fiber glass and flat glass businesses and the strengthening of foreign currencies more than offset lower selling prices across all businesses. Operating earnings were up $17 million reflecting improved manufacturing efficiencies, increased volumes, higher equity earnings and lower pension and postretirement medical costs. These increases exceeded the impact of lower selling prices, cost inflation and higher energy costs.

Chemicals sales for the quarter increased $135 million, or 32 percent, on higher selling prices for commodity products, higher volumes, and the strengthening of foreign currencies. Operating earnings were up $55 million as higher selling prices, improved volumes and lower overhead costs combined to exceed the impact of higher energy costs and inflation.

Beginning Jan. 1, 2004, PPG adopted the fair value method of recording stock-based compensation, as defined by Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” for stock options awarded to employees after the date of adoption and for previously issued stock options that were not vested as of Jan. 1, 2004.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 was enacted in December 2003. During the third quarter of 2004, PPG concluded its evaluation of the provisions of this act and decided to maintain the company’s retiree medical benefits program and take the subsidy available under the act. The impact of this decision lowered the company’s other postretirement medical cost, which for the three and 12 months ended Dec. 31, 2004 increased net income by $6 million, or 4 cents a share, and $19 million, or 11 cents a share, respectively.

Additional Information

Recorded comments by William H. Hernandez, senior vice president and chief financial officer, regarding fourth quarter 2004 results may be heard by telephone at 412-434-2816 until 5 p.m. ET on Friday, Jan. 28. The commentary will also be available online at Financial, Financial Commentary, on PPG’s Web site (www.ppg.com). The commentary may include forward-looking statements or other material information. Additional information, including historical performance, is also available at Financial on PPG’s Web site.

Forward-Looking Statement

Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters involve risks and uncertainties that may affect PPG’s operations, as discussed in PPG’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Accordingly, many factors may cause actual results to differ materially from the forward-looking statements contained herein.

Such factors include increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, which also depends on economic and political conditions, foreign exchange rates and fluctuations in such rates, and the unpredictability of existing and possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the Securities and Exchange Commission does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, operations or liquidity.

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES

CONDENSED STATEMENT OF OPERATIONS (unaudited)

(All amounts in millions except per-share data)

	3 Months Ended Dec. 31		12 Months Ended Dec. 31
	2004	2003	2004	2003
Net sales	$2,411	$2,175	$9,513	$8,756
Cost of sales	1,526	1,364	5,999	5,521

GROSS PROFIT	885	811	3,514	3,235
Other expenses (earnings):
Selling & other	523	492	2,018	1,868
Depreciation	89	90	357	365
Interest	20	26	90	107
Amortization	8	7	31	29
Asbestos settlement - net	11	14	32	38
Business restructuring	—	—	—	4
Other income - net	(31)	(8)	(77)	(19)

INCOME BEFORE INCOME TAXES, MINORITY INTEREST & CUMULATIVE EFFECT OF ACCOUNTING CHANGE	265	190	1,063	843
Income tax expense	72	59	322	293
Minority interest	10	9	58	50

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	183	122	683	500
Cumulative effect of accounting change, net of tax	—	—	—	(6)

NET INCOME	$183	$122	$683	$494

Earnings per common share:
Income before cumulative effect of accounting change	$1.07	$0.72	$3.98	$2.94
Cumulative effect of accounting change, net of tax	—	—	—	(0.03)

Earnings per common share:	$1.07	$0.72	$3.98	$2.91

Earnings per common share - assuming dilution:
Income before cumulative effect of accounting change	$1.06	$0.71	$3.95	$2.92
Cumulative effect of accounting change, net of tax	—	—	—	(0.03)

Earnings per common share - assuming dilution:	$1.06	$0.71	$3.95	$2.89

Average shares outstanding	172.1	170.3	171.7	169.9

Average shares outstanding - assuming dilution	173.6	171.8	173.0	170.9

Effective January 1, 2004, the Company adopted the fair value method of recording stock-based compensation, as defined by Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” for stock options awarded to employees after the date of adoption and for previously issued stock options that were not vested as of January 1, 2004. This adoption increased stock-based compensation expense by $3 million aftertax, or 1 cent a share, and $13 million aftertax, or 7 cents a share, for the three and 12 months ended December 31, 2004, respectively.

(continued)

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 was enacted in December 2003. During the third quarter of 2004, PPG concluded its evaluation of the provisions of this act and decided to maintain the Company’s retiree medical benefits program and take the subsidy available under the act. The impact of this decision lowered the Company’s other postretirement medical cost, which for the three and 12 months ended December 31, 2004 increased net income by $6 million, or 4 cents a share, and $19 million, or 11 cents a share, respectively.

Effective January 1, 2003, the Company adopted SFAS No. 143, “Accounting for Asset Retirement Obligations.” The adoption of this standard resulted in a charge for the cumulative effect of an accounting change of $6 million aftertax, or 3 cents a share, in the first quarter of 2003. This standard requires the Company to recognize asset retirement obligations in the period in which they are incurred, if a reasonable estimate of fair value can be made.

CONDENSED BALANCE SHEET (unaudited)

	Dec. 31 2004	Dec. 31 2003
	(millions)
Current assets:
Cash & cash equivalents	$709	$499
Receivables - net	1,797	1,631
Inventories	1,076	997
Other	472	410

Total current assets	4,054	3,537
Investments	298	265
Property less accumulated depreciation	2,471	2,566
Goodwill & identifiable intangible assets	1,713	1,652
Other assets	396	404

TOTAL	$8,932	$8,424

Current liabilities:
Short-term debt & current portion of long-term debt	$166	$327
Asbestos settlement	404	308
Accounts payable & accrued liabilities	1,651	1,504

Total current liabilities	2,221	2,139
Long-term debt	1,184	1,339
Asbestos settlement	440	500
Deferred income taxes	145	88
Accumulated provisions	1,274	1,310
Minority interest	96	137
Shareholders’ equity	3,572	2,911

TOTAL	$8,932	$8,424

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended Dec. 31		12 Months Ended Dec. 31
	2004	2003	2004	2003
	(millions)
Net sales
Coatings	$1,329	$1,241	$5,275	$4,835
Glass	524	511	2,204	2,150
Chemicals	558	423	2,034	1,771

TOTAL	$2,411	$2,175	$9,513	$8,756

Operating income
Coatings (A)	$168	$184	$777	$719
Glass	28	11	169	71
Chemicals (A)	105	50	291	228

TOTAL	301	245	1,237	1,018
Interest expense - net	(16)	(23)	(78)	(97)
Asbestos settlement - net	(11)	(14)	(32)	(38)
Compensation cost associated with stock options	(5)	—	(20)	—
Other unallocated corporate expense - net (A)	(4)	(18)	(44)	(40)

INCOME BEFORE INCOME TAXES, MINORITY INTEREST & CUMULATIVE EFFECT OF ACCOUNTING CHANGE	$265	$190	$1,063	$843

(A)	Prior to 2004, the pension and other postretirement benefit costs for U.S. salaried retirees were allocated to businesses based on their active U.S. salaried payroll dollars. In 2004, the Company revised its allocation method to more appropriately reflect these costs by business based on the salaried retiree’s work location at retirement. For comparative purposes, segment operating income for 2003 in the above table has been revised to reflect this change in allocation method, which resulted in an increase in our coatings segment operating income of approximately $3 million and $12 million, a reduction in our chemicals segment operating income of approximately $1 million and $4 million and an increase in other unallocated corporate expense - net of approximately $2 million and $8 million for the three and 12 months ended December 31, 2003, respectively.